Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registrations Statement of Remote Knowledge, Inc. (f/k/a Varitek Industries, Inc.) on Form SB-2 of our report dated May 9, 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  Hein + Associates LLP

Houston, Texas

December 17, 2003